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Exhibit 99.1

News Release

Enpro Reports Second Quarter 2025 Results; Raises Full-Year Guidance

Second Quarter 2025 Highlights
(All results reflect comparisons to prior-year period, unless otherwise noted)
(*Non-GAAP measure. See the attached schedules for adjustments and reconciliations of historical measures to GAAP measures)

•Sales of $288.1 million up 6.0%; organic sales up 5.6%

•AST sales up 14.5%; Sealing Technologies sales up 1.9%

•Operating income of $45.7 million versus $48.0 million

•Adjusted EBITDA* of $71.1 million versus $74.0 million

•GAAP diluted earnings per share of $1.25 versus $1.27

•Adjusted diluted earnings per share* of $2.03 versus $2.08

•Increased full-year 2025 guidance: Revenue growth of 5%-7%, adjusted EBITDA* in the range of $270 million to $280 million, and adjusted diluted earnings per share* in the range of $7.60 to $8.10 per share

•Debt refinancing and strong free cash flow generation provide ample financial flexibility to execute on Enpro 3.0 growth strategy

CHARLOTTE, N.C., August 5, 2025 -- Enpro Inc. (NYSE: NPO) today announced its financial results for the second quarter ended June 30, 2025.

“Enpro delivered another strong quarter of sales growth driven by a double-digit revenue increase in AST and continued momentum in Sealing Technologies," said Eric Vaillancourt, President and Chief Executive Officer. "We also continued to invest with discipline in high return growth initiatives. These investments, coupled with foreign exchange headwinds, impacted operating leverage in the quarter, particularly in AST. We enter the second half of the year well positioned, with continued focus on agile execution throughout the organization."

Vaillancourt continued, “The company is pleased to increase its full-year guidance driven by the strength we currently see in aerospace, general industrial and food and pharma orders, as well as an incrementally positive sales outlook for AST, for the second half of the year. Enpro's recently successful notes offering and increased revolver capacity, along with our continued strong free cash flow generation, provide the company with ample financial flexibility to execute our Enpro 3.0 growth strategy and unlock increasing value for all stakeholders."

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Financial Highlights
(Dollars in millions except per share data)

	Quarters Ended June 30,
	2025	2024	Change
Net sales	$288.1	$271.9	6.0%
Net income	$26.4	$26.7	(1.1)%
Diluted earnings per share	$1.25	$1.27	(1.6)%
Adjusted net income*	$43.1	$43.9	(1.8)%
Adjusted diluted earnings per share*	$2.03	$2.08	(2.4)%
Adjusted EBITDA*	$71.1	$74.0	(3.9)%
Adjusted EBITDA margin*	24.7%	27.2%
*Non-GAAP measure. See the attached tables for adjustments and reconciliations of historical non-GAAP measures to comparable GAAP measures. Because of the forward-looking nature of non-GAAP guidance measures, reconciliations of such measures are not presented. Such non-GAAP guidance measures are calculated in a manner consistent with the historical presentation of these measures in the attached tables.

Second Quarter 2025 Consolidated Results

Sales of $288.1 million increased 6.0% compared to last year. Excluding foreign exchange translation, sales increased 5.6%. Strength in aerospace and food and pharma applications, precision cleaning, and optical coatings markets, as well as firm general industrial demand and improved demand for certain in-chamber semiconductor tools and assemblies more than offset continued soft commercial vehicle OEM demand and timing of nuclear orders.

Corporate expense of $12.1 million in the second quarter of 2025 increased from $10.5 million last year. The increase was driven primarily by higher incentive compensation accruals and increased health insurance costs.

Net income was $26.4 million, compared to $26.7 million last year. Diluted earnings per share was $1.25, compared to $1.27 in the prior year. Increased expenses supporting growth initiatives and transactional foreign exchange headwinds due to the weakening U.S. dollar offset lower net interest and income tax expenses.
Adjusted net income* of $43.1 million decreased 1.8% compared to the second quarter of 2024 and adjusted diluted earnings per share* decreased 2.4% to $2.03, versus $2.08 last year.

Adjusted EBITDA* of $71.1 million, or 24.7% of total sales, decreased 3.9% year-over-year. Higher sales were offset by increased operating expenses supporting growth initiatives and transactional foreign exchange headwinds during the second quarter.

Second Quarter 2025 Segment Highlights
(All results reflect comparisons to prior-year period unless otherwise noted)

Sealing Technologies - Safeguarding environments with critical applications in diverse end markets —
Garlock, STEMCO, and Technetics Group

	Quarters Ended June 30,
(Dollars in millions)	2025	2024	Change
Sales	$187.5	$184.0	1.9%
Adjusted segment EBITDA	$63.3	$65.4	(3.2)%
Adjusted segment EBITDA margin	33.8%	35.5%

•Sales increased 1.9% versus the prior-year period. Excluding foreign exchange translation, sales increased 1.5% as strength in aerospace and food and pharma demand, firm general industrial performance, and strategic pricing more than offset continued softness in the commercial vehicle OEM market. Timing of nuclear deliveries also impacted the year-over-year comparison.
•Adjusted segment EBITDA of $63.3 million was down 3.2% year-over-year, with adjusted segment EBITDA margin narrowing 170 basis points to 33.8%. Excluding foreign exchange translation, adjusted segment

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EBITDA decreased 3.4%. Last year, adjusted segment EBITDA margin exceeded 35% for the first time, creating a difficult comparison, with the decline in the current-year period also driven by transactional foreign exchange headwinds and timing of deliveries.

Advanced Surface Technologies - Leading edge precision manufacturing, coatings, cleaning and refurbishment solutions and innovative optical coatings and filter products — NxEdge, Technetics Semi, LeanTeq, and Alluxa

	Quarters Ended June 30,
(Dollars in millions)	2025	2024	Change
Sales	$100.9	$88.1	14.5%
Adjusted segment EBITDA	$19.8	$19.1	3.7%
Adjusted segment EBITDA margin	19.6%	21.7%

•Sales increased 14.5%. Growth in leading-edge precision cleaning solutions and optical coatings, as well as improved demand for certain in-chamber semiconductor tools and assemblies were the primary growth drivers.
•Adjusted segment EBITDA increased 3.7%. Operating leverage on sales growth was offset primarily by transactional foreign currency headwinds and increased operating expenses supporting growth initiatives.

Balance Sheet, Cash Flow and Capital Allocation

During the six months ended June 30, 2025, the company generated $73.2 million of cash flow from operating activities and $52.8 million of free cash flow, net of $20.4 million in capital expenditures. This compares to $49.5 million of cash flow from operating activities, or $35.5 million of free cash flow, net of $14.0 million in capital expenditures, in the prior-year period. Higher net income and working capital management were the primary drivers of the year-over-year improvement.

During the second quarter, the company paid a regular quarterly dividend of $0.31 per share, with dividend payments totaling $13.2 million for the six months ended June 30, 2025.

On April 9, 2025, Enpro amended its existing credit agreement with a new revolving credit facility and repaid its remaining outstanding term loan under its existing credit agreement. The new credit agreement, which matures in 2030, provides the company with a revolving credit facility for borrowings up to $800 million. At June 30, 2025, revolver capacity was $770 million.

On May 29, 2025, Enpro successfully completed an offering of $450 million of its 6.125% senior notes due 2033. A portion of the net proceeds of the newly issued senior notes was used to fully redeem the outstanding $350 million of 5.75% senior notes due 2026.

As a result of these refinancing and debt repayment actions, Enpro ended the second quarter with total debt of $465.1 million and cash and cash equivalents of $107.1 million, resulting in a net leverage ratio of 1.4x to trailing twelve month adjusted EBITDA.

Quarterly Dividend

Enpro declared a regular quarterly dividend of $0.31 per share on July 31, 2025. The dividend is payable on September 17, 2025, to shareholders of record as of the close of business on September 3, 2025.

Raising 2025 Guidance

Enpro is increasing guidance for full-year 2025 and now expects revenue growth of 5%-7%, adjusted EBITDA* in the range of $270 million to $280 million, and adjusted diluted earnings per share* in the range of $7.60 to $8.10 per share.

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Previously, Enpro expected revenue growth in the low to mid-single-digit range, adjusted EBITDA* in the range of $262 million to $277 million and adjusted diluted earnings per share* in the range of $7.00 to $7.70 per share.

Conference Call, Webcast Information, and Presentations

Enpro will hold a conference call today, August 5, at 8:30 a.m. Eastern Time to discuss second quarter 2025 financial results. Investors who wish to participate in the call should dial 1-877-407-0832 approximately 10 minutes before the call begins and provide conference access code 13740583. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, https://www.enpro.com. To access the earnings presentation, log on to the webcast by clicking the link on the company’s home page.

Segment Operating Performance Measure

The segment profitability metric used by management to allocate resources and assess segment performance is adjusted segment EBITDA, which is segment revenue reduced by operating expenses and other costs identifiable with the segment, excluding acquisition expenses, restructuring costs, amortization of the fair value adjustment to acquisition date inventory, and depreciation and amortization. Segment non-operating expenses and income, corporate expenses, net interest expense, and income taxes are not included in the computation of adjusted segment EBITDA. Under U.S. generally accepted accounting principles (“GAAP”), the segment profitability metric used by management to allocate resources and assess segment performance is required to be disclosed in financial statement footnotes, and accordingly such metric as presented for each segment is not deemed to be a non-GAAP measure under applicable regulations of the Securities and Exchange Commission.

Non-GAAP Financial Information

This press release contains financial measures that have not been prepared in conformity with GAAP. They include adjusted income from continuing operations, adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin, total adjusted segment EBITDA and free cash flow. Tables showing the reconciliation of these historical non-GAAP financial measures to the comparable GAAP measures are attached to the release. Adjusted EBITDA and adjusted diluted earnings per share anticipated for full-year 2025 are calculated in a manner consistent with the historical presentation of these measures in the attached tables. Because of the forward-looking nature of these estimates, it is impractical to present quantitative reconciliations of such measures to comparable GAAP measures, and accordingly no such GAAP measures are being presented.

Management believes these non-GAAP metrics are commonly used financial measures for investors to evaluate the company’s operating performance and, when read in conjunction with the company’s consolidated financial statements, present a useful tool to evaluate the company’s ongoing operations and performance from period to period. In addition, these are some of the factors the company uses in internal evaluations of the overall performance of its businesses. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

Forward-Looking Statements and Guidance

Statements in this press release that express a belief, expectation or intention, including the 2025 guidance and other statements that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: economic conditions in the markets served by the company’s businesses and the businesses of its customers, some of which are cyclical and experience periodic downturns and may be affected by the imposition or threat of imposition of tariffs; the impact of geopolitical activity on those markets, including instabilities associated with the armed conflicts in Ukraine and in the Middle East region and any conflict or threat of conflict that may affect Taiwan; uncertainties with respect to the imposition, or threat of imposition, of government tariffs, including the significant tariffs announced by the U.S. government in 2025, and retaliatory tariffs announced in response thereto;

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uncertainties with respect to the imposition of government embargoes and other trade protection measures, such as “anti-dumping” duties applicable to classes of products, and import or export licensing requirements, as well as the imposition of trade sanctions against a class of products imported from or sold and exported to, or the loss of “normal trade relations” status with, countries in which Enpro conducts business, could significantly increase the company’s cost of products or otherwise reduce its sales and harm its business; uncertainties with respect to prices and availability of raw materials, including as a result of instabilities from geopolitical conflicts and the imposition of tariffs; uncertainties with respect to the company’s ability to achieve anticipated growth within the semiconductor, life sciences, and other technology-enabled markets, including uncertainties with respect to receipt of CHIPS Act support and the timing of completion of the new Arizona facility; the impact of fluctuations in relevant foreign currency exchange rates or unanticipated increases in applicable interest rates; unanticipated delays or problems in introducing new products; the impact of any labor disputes; announcements by competitors of new products, services or technological innovations; changes in the company’s pricing policies or the pricing policies of its competitors; risks related to the reliance of the Advanced Surface Technologies segment on a small number of significant customers; uncertainties with respect to the company’s ability to identify and complete business acquisitions consistent with its strategy and to successfully integrate any businesses that it acquires; and uncertainties with respect to the amount of any payments required to satisfy contingent liabilities, including those related to discontinued operations, other divested businesses and discontinued operations of the company’s predecessors, including liabilities for certain products, environmental matters, employee benefit and statutory severance obligations and other matters. Enpro’s filings with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q reports, describe these and other risks and uncertainties in more detail. Enpro does not undertake to update any forward-looking statements made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based.

Full-year guidance is subject to the risks and uncertainties discussed above and specifically excludes changes in the number of shares outstanding, impacts from future and pending acquisitions, dispositions and related transaction costs, restructuring costs and the impact of changes in foreign exchange rates, in each case subsequent to June 30, 2025, and any incremental impact on demands and costs arising from tariffs announced, or trade tensions arising, subsequent to August 4, 2025.

About Enpro Inc.

Enpro is a leading industrial technology company focused on critical applications across many end-markets, including semiconductor, industrial process, commercial vehicle, sustainable power generation, aerospace, food and pharma, photonics and life sciences. Headquartered in Charlotte, North Carolina, Enpro is listed on the New York Stock Exchange under the symbol “NPO”. For more information, visit the company’s website at https://www.enpro.com.

Investor Contacts:	Joseph F. Bruderek
Executive Vice President and Chief Financial Officer

James M. Gentile
Vice President, Investor Relations
Enpro Inc.
Phone:	704-731-1527	5605 Carnegie Boulevard
Charlotte, North Carolina, 28209
Email:	investor.relations@enpro.com	www.enpro.com

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APPENDICES

Consolidated Financial Information and Reconciliations

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Enpro Inc.
Consolidated Statements of Operations (Unaudited)
For the Quarters and Six Months Ended June 30, 2025 and 2024
(In Millions, Except Per Share Data)
	Quarters Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2025	2024	2025	2024
Net sales	$288.1	$271.9	$561.3	$529.4
Cost of sales	163.3	152.9	318.3	304.2
Gross profit	124.8	119.0	243.0	225.2
Operating expenses:
Selling, general and administrative	79.2	70.3	154.9	147.7
Other	(0.1)	0.7	0.6	1.5
Total operating expenses	79.1	71.0	155.5	149.2
Operating income	45.7	48.0	87.5	76.0
Interest expense	(9.0)	(10.7)	(18.2)	(21.0)
Interest income	1.5	1.2	2.7	3.3
Other expense	(2.7)	(2.1)	(4.2)	(7.6)
Income before income taxes	35.5	36.4	67.8	50.7
Income tax expense	(9.1)	(9.7)	(16.9)	(11.5)
Net income	$26.4	$26.7	$50.9	$39.2
Basic earnings per share	$1.26	$1.27	$2.42	$1.87
Average common shares outstanding	21.0	21.0	21.0	20.9
Diluted earnings per share	$1.25	$1.27	$2.40	$1.86
Average common shares outstanding	21.2	21.1	21.2	21.1

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Enpro Inc.
Consolidated Statements of Cash Flows (Unaudited)
For the Six Months Ended June 30, 2025 and 2024
(In Millions)
	2025	2024
Operating activities
Net income	$50.9	$39.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	12.0	11.8
Amortization	38.4	38.0
Promissory note reserve	—	4.5
Deferred income taxes	(1.1)	(1.2)
Stock-based compensation	7.2	6.9
Other non-cash adjustments	4.6	3.3
Change in assets and liabilities, net of effects of acquisition:
Accounts receivable, net	(21.6)	(17.3)
Inventories	(1.6)	2.1
Accounts payable	5.0	(6.3)
Other current assets and liabilities	(24.1)	(25.0)
Other non-current assets and liabilities	3.5	(6.5)
Net cash provided by operating activities	73.2	49.5
Investing activities
Purchases of property, plant and equipment	(17.9)	(13.1)
Payments for capitalized internal-use software	(2.5)	(0.9)
Acquisition, net of cash acquired	—	(209.4)
Other	0.8	0.3
Net cash used in investing activities	(19.6)	(223.1)
Financing activities
Proceeds from debt	680.0	52.5
Repayments of debt	(851.5)	(38.6)
Purchase of non-controlling interest	—	(17.9)
Debt issuance costs	(7.7)	—
Dividends paid	(13.2)	(12.7)
Other	(2.5)	(2.3)
Net cash used in financing activities	(194.9)	(19.0)
Effect of exchange rate changes on cash and cash equivalents	12.1	(1.3)
Net decrease in cash and cash equivalents	(129.2)	(193.9)
Cash and cash equivalents at beginning of period	236.3	369.8
Cash and cash equivalents at end of period	$107.1	$175.9
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$18.9	$19.9
Income taxes, net of refunds	$22.5	$15.8

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Enpro Inc.
Consolidated Balance Sheets (Unaudited)
As of June 30, 2025 and December 31, 2024
(In Millions)
	June 30,	December 31,
	2025	2024
Current assets
Cash and cash equivalents	$107.1	$236.3
Accounts receivable, net	140.9	115.9
Inventories	143.3	138.8
Prepaid expenses and other current assets	33.4	21.3
Total current assets	424.7	512.3
Property, plant and equipment, net	198.1	193.2
Goodwill	904.6	896.2
Other intangible assets	754.4	790.3
Other assets	93.5	99.5
Total assets	$2,375.3	$2,491.5

Current liabilities
Current maturities of long-term debt	$0.2	$16.0
Accounts payable	69.6	66.0
Accrued expenses	100.6	116.0
Total current liabilities	170.4	198.0
Long-term debt	464.9	624.1
Deferred taxes	123.6	126.9
Other liabilities	120.3	113.9
Total liabilities	879.2	1,062.9

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	325.2	319.4
Retained earnings	1,213.4	1,175.6
Accumulated other comprehensive loss	(41.5)	(65.4)
Common stock held in treasury, at cost	(1.2)	(1.2)
Total shareholders’ equity	1,496.1	1,428.6
Total liabilities and equity	$2,375.3	$2,491.5

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Enpro Inc.
Segment Information (Unaudited)
For the Quarters and Six Months Ended June 30, 2025 and 2024
(Dollars In Millions)

Sales
	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Sealing Technologies	$187.5	$184.0	$367.1	$355.6
Advanced Surface Technologies	100.9	88.1	194.7	174.1
	288.4	272.1	561.8	529.7
Less: intersegment sales	(0.3)	(0.2)	(0.5)	(0.3)
	$288.1	$271.9	$561.3	$529.4

Net income	$26.4	$26.7	$50.9	$39.2

Earnings before interest, income taxes, depreciation,
amortization and other selected items (Adjusted Segment EBITDA)
	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Sealing Technologies	$63.3	$65.4	$122.0	$118.4
Advanced Surface Technologies	19.8	19.1	40.3	36.4
	$83.1	$84.5	$162.3	$154.8

Adjusted Segment EBITDA Margin
	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Sealing Technologies	33.8%	35.5%	33.2%	33.3%
Advanced Surface Technologies	19.6%	21.7%	20.7%	20.9%
	28.8%	31.1%	28.9%	29.2%

Reconciliation of Income, Net of Tax to Adjusted Segment EBITDA
	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net income	$26.4	$26.7	$50.9	$39.2
Income tax expense	(9.1)	(9.7)	(16.9)	(11.5)
Income before income taxes	35.5	36.4	67.8	50.7
Acquisition expenses	0.3	0.2	0.5	3.5
Amortization of the fair value adjustment to acquisition date inventory	—	—	—	1.7
Restructuring expense (income), net	(0.2)	0.6	0.5	1.1
Depreciation and amortization expense	25.2	25.2	50.4	49.8
Corporate expenses	12.1	10.5	23.4	22.7
Interest expense, net	7.5	9.5	15.5	17.7
Other expense, net	2.7	2.1	4.2	7.6
Adjusted segment EBITDA	$83.1	$84.5	$162.3	$154.8

Adjusted segment EBITDA is total segment revenue reduced by operating expenses and other costs identifiable with the segment, excluding acquisition expenses, restructuring expense (income), amortization of the fair value adjustment to acquisition date inventory, and depreciation and amortization.

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Restructuring expense (income), net in the table above for the quarter and six months ended June 30, 2025 includes income related to gains on the sale of fixed assets as a result of restructuring actions.

Corporate expenses include general corporate administrative costs. Non-operating expenses not directly attributable to the segments, corporate expenses, net interest expense, and income taxes are not included in the computation of adjusted segment EBITDA. The accounting policies of the reportable segments are the same as those for the Company.

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Enpro Inc.
Adjusted Segment EBITDA Reconciling Items by Segment (Unaudited)
For the Quarters and Six Months Ended June 30, 2025 and 2024
(In Millions)

	Quarter Ended June 30, 2025
	Sealing Technologies	Advanced Surface Technologies	Total Segments
Acquisition expense	$0.3	$—	$0.3
Restructuring expense (income), net	$(0.4)	$0.2	$(0.2)
Depreciation and amortization expense	$8.3	$16.9	$25.2

	Quarter Ended June 30, 2024
	Sealing Technologies	Advanced Surface Technologies	Total Segments
Acquisition and divestiture expenses	$0.2	$—	$0.2
Restructuring expense	$0.6	$—	$0.6
Depreciation and amortization expense	$8.3	$16.9	$25.2

	Six Months Ended June 30, 2025
	Sealing Technologies	Advanced Surface Technologies	Total Segments
Acquisition expenses	$0.5	$—	$0.5
Restructuring expense (income), net	$(0.4)	$0.9	$0.5
Depreciation and amortization expense	$16.5	$33.9	$50.4

	Six Months Ended June 30, 2024
	Sealing Technologies	Advanced Surface Technologies	Total Segments
Acquisition expenses	$3.5	$—	$3.5
Amortization of the fair value adjustment to acquisition date inventory	$1.7	$—	$1.7
Restructuring expense	$1.1	$—	$1.1
Depreciation and amortization expense	$16.1	$33.7	$49.8

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Enpro Inc.
Reconciliation of Net Income to Adjusted Net Income and Adjusted Diluted Earnings Per Share (Unaudited)
For the Quarters and Six Months Ended June 30, 2025 and 2024
(In Millions, Except Per Share Data)
	Quarters Ended June 30,
	2025				2024
	$	Average common shares outstanding, diluted	Per Share		$	Average common shares outstanding, diluted	Per Share
Net income	$26.4	21.2	$1.25		$26.7	21.1	$1.27
Income tax expense	9.1				9.7
Income before income taxes	35.5				36.4

Adjustments from selling, general, and administrative:
Acquisition expenses	0.3				0.2
Amortization of acquisition-related intangible assets	19.1				19.2
Adjustments from other operating expense and cost of sales:
Restructuring expense (income), net	(0.1)				0.7
Adjustments from other non-operating expense:
Asbestos receivable adjustment	—				(0.6)
Environmental reserve adjustments	(0.7)				2.1
Costs associated with previously disposed businesses	0.4				0.1
Pension expense - non-service cost	0.8				0.1
Loss on extinguishment of debt	1.7				—
Foreign exchange losses related to the divestiture of a discontinued operation[1]	—				0.4
Other adjustments:
Other	0.5				(0.1)
Adjusted income before income taxes	57.5				58.5
Adjusted income tax expense	(14.4)				(14.6)
Adjusted net income	$43.1	21.2	$2.03	2	$43.9	21.1	$2.08	2

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	Six Months Ended June 30,
	2025				2024
	$	Average common shares outstanding, diluted	Per Share		$	Average common shares outstanding, diluted	Per Share
Net income	$50.9	21.2	$2.40		$39.2	21.1	$1.86
Income tax expense	16.9				11.5
Income before income taxes	67.8				50.7

Adjustments from selling, general, and administrative:
Acquisition expenses	0.5				3.5
Amortization of acquisition-related intangible assets	38.1				37.7
Adjustments from other operating expense and cost of sales:
Restructuring expense (income), net	0.6				1.5
Amortization of the fair value adjustment to acquisition date inventory	—				1.7
Adjustments from other non-operating expense:
Asbestos receivable adjustment	—				(0.6)
Environmental reserve adjustments	(0.7)				2.3
Costs associated with previously disposed businesses	0.6				0.4
Pension expense - non-service cost	1.6				0.1
Loss on extinguishment of debt	1.7				—
Foreign exchange losses related to the divestiture of a discontinued operation	0.4				0.9
Long-term promissory note reserve[1]	—				4.5
Other adjustments:
Other	0.5				—
Adjusted income before income taxes	111.1				102.7
Adjusted income tax expense	(27.7)				(25.7)
Adjusted net income	$83.4	21.2	$3.93	2	$77.0	21.1	$3.65	2

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company's reported income and diluted earnings per share, including items that may recur from time to time. The items adjusted for in this schedule are those that are excluded by management in budgeting or projecting for performance in future periods, as they typically relate to events specific to the period in which they occur. This presentation enables readers to better compare Enpro Inc. to other diversified industrial technology companies that do not incur the sporadic impact of restructuring activities, costs associated with previously disposed of businesses, acquisitions, or other selected items. Restructuring expense (income), net in the table above for the quarter and six months ended June 30, 2025 includes income related to gains on the sale of fixed assets as a result of restructuring actions.
Management acknowledges that there are many items that impact a company's reported results and this list is not intended to present all items that may have impacted these results.
The adjusted income tax expense presented above is calculated using a normalized company-wide effective tax rate excluding discrete items of 25.0%. Per share amounts were calculated by dividing by the weighted-average shares of diluted common stock outstanding during the periods.
1We received a long-term promissory note in connection to the sale of a divested business. As part of our regular review of the note, in the first quarter of 2024 we concluded a reserve was needed for expected future credit losses. We monitor the note quarterly and make adjustments as needed.
2Adjusted diluted earnings per share, which amounts were calculated by dividing by the weighted-average shares of diluted common stock outstanding during the periods.

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Enpro Inc.
Reconciliation of Net Income to Adjusted EBITDA (Unaudited)
For the Quarters and Six Months Ended June 30, 2025 and 2024
(In Millions)
	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net income	$26.4	$26.7	$50.9	$39.2

Adjustments to arrive at earnings before interest, income taxes, depreciation, amortization, and other selected items (Adjusted EBITDA):
Interest expense, net	7.5	9.5	15.5	17.7
Income tax expense	9.1	9.7	16.9	11.5
Depreciation and amortization expense	25.2	25.2	50.4	49.8
Restructuring expense (income), net	(0.1)	0.7	0.6	1.5
Environmental reserve adjustments	(0.7)	2.1	(0.7)	2.3
Costs associated with previously disposed businesses	0.4	0.1	0.6	0.4
Acquisition expenses	0.3	0.2	0.5	3.5
Pension expense - non-service cost	0.8	0.1	1.6	0.1
Asbestos receivable adjustment	—	(0.6)	—	(0.6)
Amortization of the fair value adjustment to acquisition date inventory	—	—	—	1.7
Loss on extinguishment of debt	1.7	—	1.7	—
Foreign exchange losses related to the divestiture of a discontinued operation	—	0.4	0.4	0.9
Long-term promissory note reserve[1]	—	—	—	4.5
Other	0.5	(0.1)	0.5	—
Adjusted EBITDA	$71.1	$74.0	$138.9	$132.5

1We received a long-term promissory note in connection to the sale of a divested business. As part of our regular review of the note, in the first quarter of 2024 we concluded a reserve was needed for expected credit losses. We monitor the note quarterly and make adjustments as needed.

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Enpro Inc.
Reconciliation of Free Cash Flow (Unaudited)
(In Millions)

Free Cash Flow - Six Months Ended June 30, 2025
Net cash provided by operating activities	$73.2
Purchases of property, plant, and equipment	(17.9)
Payments for capitalized internal-use software	(2.5)
Free cash flow	$52.8

Free Cash Flow - Six Months Ended June 30, 2024
Net cash provided by operating activities	$49.5
Purchases of property, plant, and equipment	(13.1)
Payments for capitalized internal-use software	(0.9)
Free cash flow	$35.5